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                                                                                              EXHIBIT 12
                              COLUMBUS SOUTHERN POWER COMPANY
              Computation of Consolidated Ratios of Earnings to Fixed Charges
                             (in thousands except ratio data)
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                                                                     Year Ended December 31,
                                                       1993      1994       1995      1996      1997
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . .     $74,119   $68,471   $ 66,811   $59,711   $55,156
  Interest on Other Long-term Debt. . . . . . . .      10,436    10,221      8,829    12,125    15,525
  Interest on Short-term Debt . . . . . . . . . .       1,305       817      1,328     2,400     5,104
  Miscellaneous Interest Charges. . . . . . . . .       4,036     4,566      4,657     4,374     4,729
  Estimated Interest Element in Lease Rentals . .       3,700     3,700      4,100     4,600     4,100
       Total Fixed Charges. . . . . . . . . . . .     $93,596   $87,775   $ 85,725   $83,210   $84,614

Earnings:
  Net Income (Loss) . . . . . . . . . . . . . . .    $(55,898) $109,845   $110,616  $107,108  $119,379
  Plus Federal Income Taxes . . . . . . . . . . .      34,154    49,838     58,648    60,302    69,760
  Plus State Income Taxes . . . . . . . . . . . .        -            1          7        11         6
  Plus Fixed Charges (as above) . . . . . . . . .      93,596    87,775     85,725    83,210    84,614
       Total Earnings . . . . . . . . . . . . . .    $ 71,852  $247,459   $254,996  $250,631  $273,759

Ratio of Earnings to Fixed Charges. . . . . . . .        0.76(a)   2.81       2.97      3.01      3.23



(a) Ratio includes the effect of the Loss from Zimmer Plant Disallowance of $144,533,000 (net of applicable income taxes  of $14,534,000).  As a result, earnings for  the twelve  months ended  December 31, 1993 were inadequate to cover fixed charges by $21,744,000.  If the effect of the Loss from Zimmer Plant Disallowance were excluded, the ratio would be 2.46 for the twelve months ended December 31, 1993.
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